Exhibit 99.1
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com
Date: April 19, 2010

For Release:	Immediately
Refer to:	(317) 276-5795 — Mark E. Taylor (Media)
(317) 655-6874 — Philip Johnson (Investors)
Lilly Reports First-Quarter 2010 Results
•	Nine percent revenue growth driven by higher volume

•	Weaker dollar versus prior periods results in decreased gross margin percent

•	Q1 earnings per share of $1.13 (reported), or $1.18 (non-GAAP), include $.12 per share reduction due to the impact of U.S. health care reform

•	Excluding the impact of U.S. health care reform, Q1 earnings per share grew 4% (reported), or 8% (non-GAAP)

•	2010 earnings now expected to be in the range of $4.40 to$4.55 per share (non-GAAP), or $4.35 to $4.50 (reported), including an approximate $.35 per share anticipated reduction due to the impact of U.S. health care reform, as well as expectations of stronger underlying business performance
Eli Lilly and Company (NYSE: LLY) today announced financial results for the first quarter of 2010.

	First Quarter		%
$ in millions, except per share data	2010	2009	Growth
Total Revenue — Reported	$5,485.5	$5,047.0	9%
Net Income — Reported	1,248.1	1,313.1	(5)%
EPS — Reported	1.13	1.20	(6)%

Net Income — non-GAAP	1,297.6	1,313.1	(1)%
EPS — non-GAAP	1.18	1.20	(2)%
Due to significant strategic actions taken by the company, financial results for 2010 and 2009 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP results exclude significant items described in the reconciliation tables. The non-GAAP results are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2010 financial guidance is also being provided on both a reported and a non-GAAP basis.
“Lilly delivered strong operational performance in the first quarter, even as we experienced continued weakness in the U.S. dollar versus prior periods and began to account for the impact from recently-enacted U.S. health care reform,” said John C. Lechleiter Ph.D., Lilly’s chairman and chief executive officer. “Our volume-driven revenue growth remains solid and we are making the investments necessary to accelerate the flow of potential new medicines through our pipeline.”
Lechleiter added, “We expect that the new U.S. health care reform legislation, while not perfect, will help seniors in the Medicare system better afford their prescriptions and will provide greater access to our medicines for millions of Americans who are currently uninsured. However, as a result of the new legislation, Lilly will incur substantial costs to our business. The initial financial impact is captured in our first quarter results, while the full-year impact is reflected in our revised 2010 financial guidance.”
Significant Events Over the Last Three Months
•	The company signed an agreement with its partner, Boehringer Ingelheim, to terminate the existing arrangement and re-acquire the exclusive rights to develop and market duloxetine for all indications in countries outside the U.S. and Japan. Lilly paid Boehringer Ingelheim $400 million upfront and will pay a royalty on sales through the end of 2012 for these rights. Lilly already had exclusive rights to duloxetine in the U.S. In Japan, the company and its partner, Shionogi & Co., Ltd., continue to have a co-development and co-marketing agreement.

•	The U.S. District Court for the Southern District of Indiana upheld the validity of the company’s compound patent on Gemzar®. This decision maintains Lilly’s U.S. exclusivity for Gemzar through November 15, 2010. A second patent for Gemzar, related to its FDA-approved uses, has a 2013 expiration date and was ruled invalid by the U.S. District Court for the Eastern District of Michigan in a separate case. The company has filed an appeal of the ruling on the second patent with the U.S. Court of Appeals for the Federal Circuit. Oral arguments are scheduled for May 7, 2010.

•	The company confirmed that the Prescription Drug User Fee Act (PDUFA) date for Cymbalta® in chronic pain passed without action by the U.S. Food and Drug Administration (FDA). Based on recent discussions with the FDA, the company expects that the FDA will schedule an advisory committee meeting to discuss the supplemental New Drug Application (sNDA) in the second half of 2010.

•	The company, along with its partners Amylin Pharmaceuticals, Inc. and Alkermes, Inc., received a complete response letter from the FDA for Bydureon™, the proposed brand name for exenatide once weekly. The companies plan to submit their response to the FDA’s letter this week. Lilly also submitted Bydureon for review by the European Medicines Agency.

•	The company entered into an exclusive worldwide license agreement for the potential commercialization of Acrux Limited’s experimental underarm testosterone solution (proposed tradename AxironTM). The new drug application for Axiron is currently under regulatory review by the FDA for the treatment of testosterone deficiency (hypogonadism) in men.

•	The company’s animal health division, Elanco, signed an agreement to acquire the European rights to a portfolio of certain Pfizer Animal Health products. The products, including vaccines, parasiticides and feed additives, serve both the production animal and companion animal markets. Elanco also will acquire a manufacturing facility in Sligo, Ireland, currently used in the production of animal vaccines.
First-Quarter Reported Results
In the first quarter of 2010, worldwide total revenue was $5.486 billion, an increase of 9 percent compared with the first quarter of 2009. This 9 percent revenue growth was comprised of an increase of 4 percent due to higher volume, 3 percent due to the impact of foreign exchange rates, and 1 percent due to higher prices (numbers do not add due to rounding). Total revenue in the U.S. increased 6 percent to $3.034 billion due to higher prices (offset in part by approximately $60 million in higher rebates resulting from U.S. health care reform) and, to a lesser extent, increased demand. Total revenue outside the U.S. increased 13 percent to $2.452 billion due to increased demand and the positive impact of foreign exchange rates, partially offset by lower prices.
Gross margin as a percent of total revenue decreased by 4.3 percentage points, to 79.5 percent. Cost of sales increased by 37 percent in the first quarter of 2010 compared to the first quarter of 2009. The decrease in gross margin percent was due to the impact of changes in foreign currencies compared to the U.S. dollar on international inventories sold during the quarter, which increased cost of sales in the first quarter of 2010, but substantially decreased cost of sales in the first quarter of 2009.
Marketing, selling and administrative expenses increased 6 percent compared with the first quarter of 2009, to $1.614 billion. The increase was driven by higher marketing and selling expenses outside the U.S. and the impact of foreign exchange rates, partially offset by lower litigation expense. Research and development expenses were $1.039 billion, or 19 percent of total revenue. Compared with the first quarter of 2009, research and development expenses grew 10 percent due primarily to increased late-stage clinical trial costs. Total operating expense, defined as the sum of research and development, marketing, selling and administrative expenses, increased 7 percent compared with the first quarter of 2009.
In the first quarter of 2010 the company recognized a charge of $50.0 million related to acquired in-process research and development associated with the in-licensing agreement with Acrux Limited. In addition, in the first quarter of 2010, the company recognized a charge of $26.2 million for restructuring primarily related to severance and other related costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce.
Operating income in the first quarter of 2010 decreased 7 percent to $1.633 billion, compared to the first quarter of 2009 due to the increase in cost of sales.
Other income (expense) improved $145.2 million, to a net income of $74.5 million, primarily due to damages recovered from generic pharmaceutical companies following Zyprexa® patent litigation in Germany, a gain related to the disposition of investment securities acquired in the ImClone acquisition, and lower net interest expense.
The effective tax rate was 26.9 percent in the first quarter of 2010, compared with an effective tax rate of 22.0 percent in the first quarter of 2009. The increase in the effective tax rate was driven by a one-time charge of $85.1 million associated with the imposition of tax on the prescription drug subsidy of the company’s retiree health plan as part of U.S. health care reform, as well as the expiration of the research and development tax credit.

Net income and earnings per share decreased to $1.248 billion and $1.13, respectively, compared with first-quarter 2009 net income of $1.313 billion and earnings per share of $1.20. In total, first quarter 2010 earnings were reduced by $.12 per share due to the impact of U.S. health care reform, comprised of both the approximate $60 million in higher rebates ($.04 per share) and the one-time tax charge of $85.1 million ($.08 per share).
First-Quarter non-GAAP Results
Operating income decreased 3 percent to $1.709 billion, due to the increase in cost of sales. The effective tax rate was 27.3 percent, up from 22.0 percent in the first quarter of 2009. Net income and earnings per share decreased to $1.298 billion and $1.18, respectively. Excluding the impact of changes in foreign exchange rates, operating income and earnings per share would have increased approximately 9 percent and 10 percent, respectively.
First-Quarter Significant Items Affecting Reported Net Income
The reported results for the first quarter of 2010 were affected by significant items totaling $.05 per share. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	First Quarter
	2010	2009	% Growth
Earnings per share (reported)	$1.13	$1.20	(6)%
In-process research and development charge associated with Acrux licensing agreement	.03	—
Restructuring charges	.02	—

Earnings per share (non-GAAP)	$1.18	$1.20	(2)%

First quarter 2010 reported and non-GAAP earnings per share were reduced by $.12 per share due to the impact of U.S. health care reform.

Revenue Highlights — Reported

			% Change
	First Quarter		Over/(Under)
(Dollars in millions)	2010	2009	2009
Zyprexa	$1,215.0	$1,123.0	8%
Cymbalta	803.2	709.3	13%
Alimta®	527.4	335.3	57%
Humalog®	506.4	450.6	12%
Cialis®	408.3	358.8	14%
Gemzar	287.8	367.8	(22)%
Humulin®	257.8	240.6	7%
Evista®	241.6	256.9	(6)%
Forteo®	194.5	187.5	4%
Strattera®	146.4	158.9	(8)%
Total Revenue[1]	$5,485.5	$5,047.0	9%

[1]	Total revenue for the first quarter of 2010 includes $115.7 million of Byetta revenue and $92.4 million of Erbitux revenue.
Zyprexa
In the first quarter of 2010, Zyprexa sales totaled $1.215 billion, an increase of 8 percent compared with the first quarter of 2009. U.S. sales of Zyprexa increased 9 percent to $583.5 million, driven by higher prices and, to a lesser extent, increased volume. Zyprexa sales in international markets increased 7 percent, to $631.5 million, driven by the favorable impact of foreign exchange rates and higher demand, partially offset by lower prices. Demand outside the U.S. was favorably impacted by the withdrawal of generic competition in Germany in early 2009.
Cymbalta
For the first quarter of 2010, Cymbalta generated $803.2 million in sales, an increase of 13 percent compared with the first quarter of 2009. U.S. sales of Cymbalta increased 9 percent, to $650.6 million, driven by higher prices and increased demand, partially offset by wholesaler buying patterns. Sales outside the U.S. were $152.6 million, an increase of 36 percent, driven primarily by higher demand and favorable impact of foreign exchange rates.

Alimta
For the first quarter of 2010, Alimta generated sales of $527.4 million, an increase of 57 percent compared with the first quarter of 2009. U.S. sales of Alimta increased 29 percent, to $222.7 million, due to increased demand. Sales outside the U.S. increased 88 percent, to $304.6 million, due to increased demand. Demand outside the U.S. was favorably impacted by the approval in mid-2009 of the non-small cell lung cancer indication in Japan.
Humalog
For the first quarter of 2010, worldwide Humalog sales increased 12 percent, to $506.4 million. Sales in the U.S. increased 8 percent to $309.9 million, driven by increased demand and higher prices. Sales outside the U.S. increased 20 percent to $196.5 million, driven by higher demand and the favorable impact of foreign exchange rates.
Cialis
Cialis sales for the first quarter of 2010 increased 14 percent compared with first-quarter 2009 to $408.3 million. U.S. sales of Cialis were $149.9 million in the first quarter, a 1 percent increase compared with the first quarter of 2009, driven by higher prices, partially offset by wholesaler buying patterns. Sales of Cialis outside the U.S. increased 23 percent, to $258.4 million, driven by increased demand and the favorable impact of foreign exchange rates.
Gemzar
Gemzar sales totaled $287.8 million in the first quarter of 2010, a decrease of 22 percent from the first quarter of 2009. Sales in the U.S. increased 3 percent, to $173.7 million, due primarily to wholesaler buying patterns, partially offset by lower prices. Sales outside the U.S. decreased 42 percent, to $114.1 million, due to lower demand and lower prices as a result of the entry of generic competition in most major markets.
Humulin
Worldwide Humulin sales increased 7 percent in the first quarter of 2010, to $257.8 million. U.S. sales increased 16 percent to $114.5 million, driven by increased prices. Sales outside the U.S. increased 1 percent, to $143.3 million, driven by the favorable impact of foreign exchange rates, partially offset by lower demand.

Evista
Evista sales were $241.6 million in the first quarter of 2010, a 6 percent decrease compared with the first quarter of 2009. U.S. sales of Evista decreased 3 percent to $158.3 million, as a result of lower demand, partially offset by higher prices. Sales outside the U.S. decreased 10 percent to $83.3 million, driven by decreased demand, partially offset by the favorable impact of foreign exchange rates.
Forteo
First-quarter sales of Forteo were $194.5 million, a 4 percent increase compared with the first quarter of 2009. U.S. sales of Forteo decreased 4 percent, to $116.9 million due to wholesaler buying patterns. Sales outside the U.S. increased 18 percent, to $77.6 million, due to higher demand and the favorable impact of foreign exchange rates.
Strattera
During the first quarter of 2010, Strattera generated $146.4 million of sales, a decrease of 8 percent compared with the first quarter of 2009. U.S. sales decreased 11 percent to $102.9 million, due to decreased demand and lower prices. Sales outside the U.S. increased 1 percent, to $43.5 million, driven by increased demand and the favorable impact of foreign exchange rates, partially offset by lower prices caused by a one-time benefit from the resolution of pricing discussions in Canada in the first quarter of 2009.
Byetta®
Lilly recognizes in revenue its 50 percent share of Byetta’s gross margin in the U.S., 100 percent of Byetta sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the first quarter of 2010, Lilly recognized total revenue of $115.7 million for Byetta, an increase of 19 percent.
Worldwide sales of Byetta were $188.0 million in the first quarter of 2010, a 4 percent increase compared with the first quarter of 2009, driven by growth in international markets. U.S. sales of Byetta decreased 5 percent to $149.8 million compared with the first quarter of 2009, while sales of Byetta outside the U.S. were $38.2 million.

Erbitux®
Lilly recognizes net royalties received from its Erbitux collaboration partners and revenue from manufactured product sold to these partners. For the first quarter of 2010, Lilly recognized total revenue of $92.4 million for Erbitux, a decrease of 2 percent.
EffientTM
Worldwide Effient sales were $8.8 million in the first quarter of 2010. U.S. Effient sales were $4.5 million. Sales outside the U.S. were $4.3 million. The product is in the early phases of launch in both the U.S. and Europe. The significant acceleration in total prescription growth sequentially from last quarter has generated a substantial reduction in the original product stocking. Lilly and its partner, Daiichi Sankyo, continue to make good progress in gaining reimbursement and access for the product.
Animal Health
Worldwide sales of animal health products in the first quarter of 2010 were $289.6 million, an increase of 10 percent compared with the first quarter of 2009. U.S. sales grew 3 percent, to $157.7 million, primarily due to higher prices and increased sales of Comfortis, partially offset by lower demand for other animal health products. Sales outside the U.S. increased 19 percent, to $131.9 million, driven primarily by increased demand and the favorable impact of foreign exchange rates.

2010 Financial Guidance
The company has revised the range of its full-year 2010 financial guidance to reflect the expected negative impact of U.S. health care reform, partially offset by expectations of stronger underlying business performance.
Based on current expectations, the company estimates that U.S. health care reform will lower earnings by approximately $.35 per share in 2010. $.08 of this impact relates to the one-time tax charge of $85.1 million in the first quarter of 2010 associated with the imposition of tax on the prescription drug subsidy of the company’s retiree health plan. The remaining $.27 per share anticipated impact from U.S. health care reform relates to higher governmental rebates, which are expected to reduce 2010 revenue by $350 million to $400 million. Partially offsetting the downward earnings adjustment for health care reform were upward adjustments of $.10 per share at the lower end of the range and $.05 per share at the upper end of the range attributable to an improved outlook for the underlying business.
As a result, 2010 earnings per share are now expected to be in the range of $4.35 to $4.50 on a reported basis, and $4.40 to $4.55 on a non-GAAP basis, excluding potential restructuring charges primarily related to severance and other related costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce.
2010 Earnings Per Share Expectations:

	2010	2009
	Expectations	Results	% Growth
Earnings per share (reported)	$4.35 to $4.50	$3.94	10% to 14%
(includes $.35 impact of health care reform)
Charges related to Zyprexa litigation	—	.13
Asset impairments and restructuring charges	.02	.29
In-process research and development charge associated with Acrux (2010) and Incyte (2009) licensing agreements	.03	.05

Earnings per share (non-GAAP)	$4.40 to $4.55	$4.42	(0)% to 3%

(includes $.35 impact of health care reform)
Numbers in the 2009 column do not add due to rounding.
The company has also revised other aspects of its full-year 2010 financial guidance.
The company now expects volume-driven revenue growth in the mid-single digits, driven primarily by Alimta, Cymbalta, Humalog, Cialis, Effient and the exenatide franchise.

The company still anticipates that gross margin as a percent of revenue will be flat to declining. Excluding the effect of foreign exchange rates on international inventories sold, the company expects gross margin as a percent of revenue to increase.
Marketing, selling and administrative expenses are still projected to grow in the low- to mid-single digits while research and development expenses are still projected to grow in the low-double digits.
Other income is now expected to be a net expense of between $50.0 and $100.0 million, and the tax rate is now expected to be approximately 23 percent.
Cash flows are still expected to be sufficient to fund capital expenditures of approximately $1.0 billion, anticipated business development activity and the company’s dividend.
For 2011, the company anticipates that U.S. health care reform could negatively impact revenue by $600 million to $700 million.
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the first-quarter 2010 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website through May 21, 2010.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly’s clinical trial registry is available at www.lillytrials.com.
F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful.

The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-K filed February 2010. The company undertakes no duty to update forward-looking statements.
# # #
Alimta® (pemetrexed, Lilly)
Axiron ™ (testosterone solution 2%, Acrux Ltd.)
Bydureon™(exenatide for extended-release injectable suspension, Amylin Pharmaceuticals)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
EffientTM (prasugrel, Lilly)
Erbitux® (cetuximab, ImClone Systems, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)
Eli Lilly and Company Employment Information

	March 31, 2010	December 31, 2009
Worldwide Employees	39,380	40,360

Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended
	March 31
	2010	2009	% Chg.

Total revenue	$5,485.5	$5,047.0	9%

Cost of sales	1,122.5	816.4	37%
Research and development	1,039.1	947.3	10%
Marketing, selling and administrative	1,614.4	1,529.2	6%
Acquired in-process research and development	50.0	—
Asset impairments, restructuring and other special charges	26.2	—

Operating income	1,633.3	1,754.1	(7)%

Net interest income (expense)	(37.0)	(60.2)
Net other income (expense)	111.5	(10.5)

Other income (expense)	74.5	(70.7)

Income before income taxes	1,707.8	1,683.4	1%
Income taxes	459.7	370.3	24%

Net income	$1,248.1	$1,313.1	(5)%

Earnings per share – basic	$1.13	$1.20	(6)%

Earnings per share – diluted	$1.13	$1.20	(6)%

Dividends paid per share	$.49	$.49	0%

Weighted-average shares outstanding (thousands) – basic	1,103,380	1,097,224
Weighted-average shares outstanding (thousands) – diluted	1,103,406	1,097,256

Eli Lilly and Company
Operating Results (Unaudited) – Non-GAAP
(Dollars in millions, except per share data)

	Three Months Ended
	March 31
	2010(a)	2009	% Chg.

Total revenue	$5,485.5	$5,047.0	9%

Cost of sales	1,122.5	816.4	37%
Research and development	1,039.1	947.3	10%
Marketing, selling and administrative	1,614.4	1,529.2	6%

Operating income	1,709.5	1,754.1	(3)%

Net interest income (expense)	(37.0)	(60.2)
Net other income (expense)	111.5	(10.5)
Other income (expense)	74.5	(70.7)

Income before income taxes	1,784.0	1,683.4	6%
Income taxes	486.4	370.3	31%

Net income	$1,297.6	$1,313.1	(1)%

Earnings per share – basic	$1.18	$1.20	(2)%

Earnings per share – diluted	$1.18	$1.20	(2)%

Dividends paid per share	$.49	$.49	0%

Weighted-average shares outstanding (thousands) – basic	1,103,380	1,097,224
Weighted-average shares outstanding (thousands) – diluted	1,103,406	1,097,256

(a)	The first quarter 2010 has been adjusted to eliminate a restructuring and other special charge of $26.2 million (pretax), or $0.02 (after-tax). This charge is primarily related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In addition, the first quarter 2010 financial statements has been adjusted to eliminate a charge of $50.0 million (pretax), or $0.03 per share (after-tax), for acquired in-process research and development associated with the in-licensing agreement with Acrux Corporation.